Exhibit 99.1

Theragenics® Reports Highest Annual Revenue in its History

2010 REVENUE GROWS 11% IN THE FOURTH QUARTER AND 5% FOR THE YEAR

BUFORD, Ga.--(BUSINESS WIRE)--February 15, 2011--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets,, today announced consolidated financial results for the fourth quarter and year ended December 31, 2010, reporting the highest consolidated annual revenue in the Company’s history.

“We are pleased to enter 2011 by reporting another year of record revenue performance. In spite of a challenging economy and ongoing uncertainty in the healthcare segment, our consolidated revenue hit an all-time high. Our surgical products segment continues to produce increasing revenue and the downward trend that had significantly impacted our brachytherapy business has showed signs of stabilizing. In fact, fourth quarter was our second consecutive quarter of year over year product revenue growth in brachytherapy, after almost five years of such declines,” states M. Christine Jacobs, Chairman and CEO. “In addition, we completed the move to a new needle manufacturing facility and continued implementation of our new ERP system – both examples of how we continue to seek ways to improve profitability and efficiency, and ultimately, enhance shareholder value.”

Highlights

  Consolidated revenue of $20.7 million in the fourth quarter represented an 11% increase over 2009. For the year, consolidated revenue of $82.2 million was the highest annual revenue in our history and an increase of 5% over 2009.
    Surgical products segment revenue increased 12% in the fourth quarter of 2010 over fourth quarter 2009. For the year, surgical products segment revenue increased 10% over 2009.
    Brachytherapy segment revenue increased 8% in the fourth quarter of 2010 over 2009. For the year, brachytherapy segment revenue decreased 5% from 2009.
  Earnings per share in 2010 were $0.01 in the fourth quarter and $0.06 for the year, compared to 2009 EPS of $0.01 in the fourth quarter and $0.09 for the year.
  Special items occurring in 2010 and their effect on earnings per share include:
    Pre-tax charges for accounts receivables due from Core Oncology for which we believe collection is doubtful totaling $1.1 million in the fourth quarter and $2.0 million for the year. These charges affected both our brachytherapy and surgical products segments.
    Pre-tax expenses associated with our legal action against the former owner of CP Medical totaling $20,000 in the fourth quarter and $629,000 for the year.
    Pre-tax moving related expenses in connection with our new needle manufacturing facility totaling $570,000 for the year. No moving related expenses were incurred in the fourth quarter.
    Other income related to the settlement of our legal action totaling $200,000 before income taxes for the fourth quarter and for the year.
    These special items had the effect of reducing our EPS by $0.02 in the fourth quarter and $0.06 for the year.
  On February 1, 2011, we announced the termination of our brachytherapy supply and reseller agreement with Core Oncology. Sales to Core represented 14% of brachytherapy segment revenue and 5% of consolidated revenue in 2010.
  Capital expenditures were $1.1 million in the quarter and $9.1 million for the year 2010, primarily reflecting our investments in our new specialty needle manufacturing facility and our corporate-wide information technology (“IT”) initiative. Construction of our new facility was completed in the third quarter of 2010. Remaining payments on the construction are not expected to be material.
  At December 31, 2010 we had cash, cash equivalents, and marketable securities of $40.6 million and outstanding borrowings under our credit agreement of $27.0 million for a net positive position of $13.6 million.

Segment Results

Surgical Products Segment

Revenue in our surgical products segment was $15.1 million in the fourth quarter, an increase of 12% over fourth quarter of 2009. For the year revenue was $59.0 million, an increase of 10% over 2009. Operating income in our surgical products segment was $63,000 for the fourth quarter compared to $158,000 in 2009. For the full year, operating income was $215,000 compared to $1.7 million in 2009. Special items occurring in the 2010 periods and their impact on surgical products segment operating income include:

  Charges for accounts receivable due from Core Oncology for which we believe collection is doubtful of $285,000 in the fourth quarter and $380,000 for the year,
  Expenses associated with our legal actions against the former owner of CP Medical totaling $20,000 in the fourth quarter and $629,000 for the year, and
  Moving related expenses totaling $570,000 for the year.

Ms. Jacobs continued, “Our surgical products business has shown year over year revenue growth every quarter for the past two years during a time of extreme economic uncertainty. This business continues to deliver strong revenue growth.”

Brachytherapy Seed Segment

Revenue in our brachytherapy segment increased 8% in the fourth quarter and decreased 5% for the year compared to the 2009 periods. Operating income was $439,000 in the quarter compared to $632,000 in 2009. For the full year, 2010 operating income in our brachytherapy seed segment was $3.7 million compared to $4.1 million in 2009. The 2010 periods include charges against brachytherapy seed operating income related to accounts receivable from Core Oncology for which we believe collection is doubtful of $848,000 in the fourth quarter and $1.6 million for the year.

We previously announced on February 1, 2011 that we notified Core Oncology of the termination of our supply and reseller agreement due to Core’s failure to pay amounts due to us in accordance with the terms of the agreement. Sales to Core totaled 14% of brachytherapy segment revenue in 2010.

“Revenue in our brachytherapy business was up 8% in the quarter,” said Ms. Jacobs. “Much of that increase reflects sales under our distribution agreement with Core. However, we believed there was an unacceptable level of uncertainty surrounding Core’s ability to satisfy their financial obligations to us and we had to terminate our agreement with them. Healthcare providers have historically shown strong loyalty to TheraSeed® and they will certainly have every opportunity to access an uninterrupted supply of our product, either directly from Theragenics or through our other distribution channels.” Jacobs added, “Our brand is synonymous with prostate brachytherapy and we remain committed to the health of the therapy as well as the entire industry.”

Ms. Jacobs concluded, “Our fundamental business strategy is solid and is delivering results. We have successfully diversified our business and more than doubled our revenue since 2004. Customer demand in our surgical products business remains strong, and our brachytherapy business delivered revenue growth in the second half of the year while continuing its profitability. As we enter 2011, we plan to focus on increasing profitability, streamlining operations and continued growth in both business segments. We are proud of what we have accomplished in the fight against prostate cancer and will continue to manufacture devices that improve the delivery of healthcare.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Segment information, including revenue and operating income by segment, are summarized in Table III. Table IV includes a reconciliation of GAAP reported net earnings to net earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA).

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 877-407-4019 or 201-689-8337. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You also can access a phone replay of the call until midnight, February 22, 2011 by dialing 877-660-6853 or 201-612-7415, and entering the account # 372 and replay ID 367185.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. The terms “Company,” “we,” “us,” or “our” mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation, amortization and share-based compensation (which we refer to as “Adjusted EBITDA”), which is a non-GAAP financial measure. We believe Adjusted EBITDA provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported what we currently refer to as Adjusted EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historic operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize Adjusted EBITDA 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 4) as part of several components we consider in determining incentive compensation. We believe presentation of Adjusted EBITDA provides supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please refer to Table IV to this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding construction expenses, future growth, opportunities and investments, and anticipated positive results in general. From time to time we may make other forward-looking statements relating to other matters, including without limitation, research and development plans, investment in our surgical products business, investments in IT systems and expectations for new distributors. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into our organization, the timing and the ability to capitalize on opportunities for investment and growth within our surgical products business, ability to recognize value from areas of shared expertise among our businesses, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within our markets and, more broadly, medical devices, competition from other companies within our markets and from other methods of treatments, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance and demand for our products by the markets in which we operate, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, legislative changes to healthcare markets and industries such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including provisions such as the medical device tax), uncertainties related to the credit and investment markets and other factors set forth from time to time in our filings with the Securities and Exchange Commission.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share data)

	Quarter Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Product sales	$20,259	$18,379	$80,683	$77,151
Licensing and fee income	418	307	1,501	1,175
Total revenue	20,677	18,686	82,184	78,326
Cost of sales	12,812	11,718	49,155	44,953
Gross profit	7,865	6,968	33,029	33,373
Operating expenses:
Selling, general & administrative	6,102	4,875	24,013	22,020
Amortization of purchased intangibles	698	846	3,077	3,441
Research & development	559	448	1,942	2,160
Loss on disposal of equipment	-	-	111	3
	7,359	6,169	29,143	27,624
Operating income	506	799	3,886	5,749
Non-operating items:
Interest income	30	2	99	25
Interest expense	(180)	(218)	(976)	(865)
Other	245	2	294	3
	95	(214)	(583)	(837)
Earnings before income taxes	601	585	3,303	4,912
Income tax expense	228	187	1,233	1,837
Net earnings	$373	$398	$2,070	$3,075
Earnings per share:
Basic	$0.01	$0.01	$0.06	$0.09
Diluted	$0.01	$0.01	$0.06	$0.09
Weighted average shares:
Basic	33,280	33,176	33,259	33,145
Diluted	33,508	33,304	33,485	33,269

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

Assets	December 31, 2010	December 31, 2009
Cash, cash equivalents
& marketable securities	$40,623	$45,326
Trade accounts receivable, net	9,567	8,999
Inventories, net	13,116	11,636
Deferred income tax asset	1,843	1,096
Refundable income taxes	-	645
Prepaid expenses & other current assets	917	857
Total current assets	66,066	68,559
Property and equipment, net	36,722	31,999
Intangible assets	12,319	15,464
Other long-term assets	80	86
Total assets	$115,187	$116,108

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,635	$5,639
Short-term borrowings	3,333	3,333
Total current liabilities	8,968	8,972

Long-term debt	23,667	27,000
Deferred income tax liability	1,213	1,365
Other long-term liabilities	1,060	1,118
Total long-term liabilities	25,940	29,483

Shareholders’ equity	80,279	77,653
Total liabilities & shareholders’ equity	$115,187	$116,108

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Revenue
Surgical products	$15,090	$13,490	$59,027	$53,660
Brachytherapy seed	5,723	5,323	23,752	24,966
	20,813	18,813	82,779	78,626
Intersegment
Eliminations	(136)	(127)	(595)	(300)
Consolidated	$20,677	$18,686	$82,184	$78,326

	Quarter Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Operating income
Surgical products	$63	$158	$215	$1,664
Brachytherapy seed	439	632	3,685	4,081
	502	790	3,900	5,745
Intersegment
Eliminations	4	9	(14)	4
Consolidated	$506	$799	$3,886	$5,749

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON GAAP FINANCIAL MEASURES (Unaudited)
(In thousands)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION, AND SHARE-
BASED COMPENSATION (ADJUSTED EBITDA)

	Quarter Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Net earnings, U.S. GAAP	$ 373	$ 398	$ 2,070	$3,075
Income tax expense	228	187	1,233	1,837
Interest income	(30)	(2)	(99)	(25)
Interest expense	180	218	976	865
Other non-operating income, net	(245)	(2)	(294)	(3)
Operating income	506	799	3,886	5,749
Depreciation and amortization	1,776	1,742	7,207	6,927
Share-based compensation	136	53	533	450
Adjusted EBITDA (a)	$ 2,418	$ 2,594	$ 11,626	$13,126

(a) Represents a non-GAAP financial measure.  See page 4 of this press release for information on non-GAAP financial measures.  The Company currently refers to earnings before interest, taxes, depreciation, amortization and share based compensation as “Adjusted EBITDA.”

CONTACT:
Theragenics
Frank Tarallo, 800-998-8479 - 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 - 770-271-0233
Manager of Investor Relations
www.theragenics.com